Exhibit 99.1
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6/20/01

YORK INTERNATIONAL CORPORATION COMPLETES BANK FINANCING


YORK, PA. -- York International Corporation (NYSE: YRK) announced the completion of its bank financing.

The $900 million new bank financing consists of $400 million 5-year Credit Agreement, a $300 million 364-day Credit Agreement and a $200 million 120-day credit facility. A bond issue will replace the 120-day credit facility. The financing was jointly arranged by Citibank N.A and JP Morgan Chase.

Commenting on the financing, David Myers, Vice President and CFO, said,
"York has successfully refinanced its revolving credit agreements on favorable terms with a group of 16 domestic and international banks. York's record of strong cash flow was integral to this process. The bank facilities support our business objectives and provide international financing flexibility for the Company."

York International Corporation is the largest independent supplier of heating, ventilating, air conditioning and refrigeration products in the U.S. and a leading competitor internationally. The company's products are sold in more than 120 countries, and YORK has approximately 24,400 employees worldwide.
For more information about YORK, visit the company's web site at www.york.com.



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